Exhibit 99.1

ALLEGHANY CORPORATION

7 Times Square Tower, 17th Floor

New York, NY 10036

Contact: C.K. Dalrymple

(212) 752-1356

FOR IMMEDIATE RELEASE

ALLEGHANY ANNOUNCES PRICING OF

$400 MILLION OF 4.95% SENIOR NOTES DUE 2022

New York, NY, June 21, 2012 - Alleghany Corporation (“Alleghany”) (NYSE-Y) today announced that it has set the price for the public offering of $400 million of its 4.95% Senior Notes due June 27, 2022 (the “Senior Notes”).

Alleghany currently expects to use the net proceeds from the sale of its Senior Notes for general corporate purposes, including, but not limited to, acquisitions, additions to working capital, capital expenditures, investments, contributions of capital to its subsidiaries and repayment of debt.

Morgan Stanley, US Bancorp and Wells Fargo Securities are acting as joint book-running managers for the Senior Notes offering.

The Senior Notes will be issued pursuant to an effective shelf registration statement and prospectus supplement filed with the Securities and Exchange Commission (the “SEC”). The offering is being made only by means of a prospectus supplement and accompanying prospectus. When available, copies of these documents may be obtained by calling Morgan Stanley & Co. LLC, at 1-866-718-1649; U.S. Bancorp Investments, Inc., at 1-877-558-2607, or Wells Fargo Securities, LLC, at 1-800-326-5897 or emailing cmclientsupport@wellsfargo.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the Senior Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Alleghany engages in the ownership and management of operating subsidiaries and investments, anchored by a core position in property and casualty insurance and reinsurance. Alleghany’s operating subsidiaries include Transatlantic Holdings, Inc., a leading global reinsurance organization headquartered in New York; RSUI Group, Inc., a national underwriter of property and liability specialty insurance coverages; Capitol Transamerica Corporation, an underwriter of property and casualty insurance coverages with a focus on the Midwest and Plains states and a national underwriter of specialty property and casualty and surety insurance coverages; Pacific Compensation Corporation, an underwriter of workers’ compensation insurance primarily in California; and Alleghany Properties LLC, a significant landowner in Sacramento, California.

This press release contains forward-looking statements with respect to the anticipated effects of the transaction. Actual results of the transaction could be significantly different. Factors that could affect results include those set forth in filings made by Alleghany with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements are much less reliable than historical information.

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